UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2024

BrightSpring Health Services, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41938	82-2956404
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

805 N. Whittington Parkway
Louisville, Kentucky		40222
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 502-394-2100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BTSG	The Nasdaq Stock Market LLC
6.75% Tangible Equity Units	BTSGU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Officer

As of October 11, 2024, Steven S. Reed, the Chief Legal Officer and Corporate Secretary of BrightSpring Health Services, Inc. (the “Company”), has made the decision to retire from his position after over twenty years of service with the Company, first as a director, and the final eleven years as Chief Legal Officer. Mr. Reed will continue his employment in providing legal services in a different role and capacity and to ensure a smooth transition of his duties and responsibilities. The Company has commenced a search process to identify a successor to Mr. Reed.

Reed Transition Agreements

In connection with Mr. Reed’s retirement, Mr. Reed and the Company have agreed to (i) amend and restate his current employment agreement with ResCare, Inc., an affiliate of the Company (“ResCare”), to govern the period of his continued employment in the role of senior legal counsel to the Company from the effective date of his retirement, October 11, 2024, through March 31, 2025 (the “A&R Employment Agreement”) and (ii) entered into that certain Special Retention Agreement, dated as of October 11, 2024 (to the extent this agreement becomes effective and is not revoked in accordance with its terms) (the “Retention Agreement”). Pursuant to the terms of the A&R Employment Agreement, effective October 1, 2024, Mr. Reed is no longer eligible for any compensation and/or benefits other than a monthly base salary of $20,000, less applicable taxes and withholdings.

In addition, the A&R Employment Agreement provides that Mr. Reed will be subject to confidentiality restrictions, and further provides that, during his employment and for 12 months following the cessation of his employment, Mr. Reed will be subject to non-competition and non-solicitation restrictions. The A&R Employment Agreement also provides for, subject to approval of the Board and the compensation committee of the Board and in the event Mr. Reed’s employment is terminated without cause or Mr. Reed resigns for good reason, the accelerated vesting of certain of his unvested stock options and unvested restricted stock units that were issued to Mr. Reed in connection with the Company’s initial public offering.

Subject to Mr. Reed’s timely execution and non-revocation of the Retention Agreement, the Retention Agreement provides for the following:

•
payment of an aggregate $181,018 in a lump sum within 90 days of the effective date of the release therein;
•
as additional consideration for forfeiture of any payment pursuant to the 2024 short term incentive compensation plan, payment of an aggregate $271,412 (representing Mr. Reed’s pro-rata amount assuming achieving target at 100%) in a lump sum in calendar year 2025; and
•
up to six (6) months of continued payment of the employer portion of Mr. Reed’s COBRA coverage premiums.

In addition, so long as Mr. Reed remains employed by ResCare until March 31, 2025 or such earlier date as his employment is terminated by ResCare without Cause or he resigns for Good Reason (as such terms are defined in the A&R Employment Agreement) or his death, with such date being the date Mr. Reed shall be deemed to have resigned from ResCare (the “Termination Date”) and timely executes and returns to ResCare the reaffirmation of a release agreement which is not subsequently revoked, he will also be entitled to the following:

•
payment of an aggregate $724,032 in equal installments over a period of twenty-four (24) months following the Termination Date;
•
up to twelve (12) months of continued payment of the employer portion of Mr. Reed’s COBRA coverage premiums following the Termination Date; and
•
the extension of the exercise period of Mr. Reed’s vested stock options to December 31, 2027 and the extension of the vesting period of Mr. Reed’s unvested performance-based stock options to March 31, 2026.

The foregoing summaries of the A&R Employment Agreement and Retention Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the A&R Employment Agreement and Retention Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, dated as of October 11, 2024, by and between Res-Care, Inc. and Steven S. Reed.
10.2	Special Retention Agreement, dated as of October 11, 2024, by and between Res-Care, Inc. and Steven S. Reed.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRIGHTSPRING HEALTH SERVICES, INC.

Date:	October 11, 2024	By:	/s/ Jennifer Phipps
		Name: Title:	Jennifer Phipps Chief Accounting Officer